ATLAS ENERGY RESOURCES

LONG-TERM INCENTIVE PLAN

UNIT AWARD AGREEMENT

THIS UNIT AWARD AGREEMENT (this "Award") is made as of the day of , 200 (the "Date of Grant") by and between Atlas Energy Resources, LLC, a Delaware limited liability company (the "Company"), and , the ("Grantee").

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

    Award. The Grantee is hereby awarded restricted common units representing Class B limited liability company interests of the Company ("Units"), pursuant to the Atlas Energy Resources Long-Term Incentive Plan (the "Plan").

    Vesting.

(a) Subject to such further limitations as are provided herein, the Units shall vest on or after the following dates, in cumulative fashion:

Date	Units for Which the Option is Exercisable

(b) From and after the Date of Grant through the date on which the Units become fully vested pursuant to subparagraph (a) above, any unvested Units remain subject to forfeiture in accordance with the terms of Section 3. Such period shall be known herein as the "Restricted Period."

(c) In the event of a change in control, as defined in the Plan, the Units shall automatically vest in full.

(d) Upon a termination of the Grantee's Employment by reason of Disability, as defined below, or death, the Units shall automatically vest in full.

(e) If the foregoing vesting schedule would produce fractional Units, as defined below, the number of Units shall be rounded down to the nearest whole Unit.

3. Forfeiture.

(a) Upon the termination of the Grantee's Employment, as defined below, during the Restricted Period, the unvested Units shall immediately terminate and become null and void, except in a case where the termination of the Grantee's Employment is by reason of death or an illness or injury that (i) lasts at least 6 months, (ii) is expected to be permanent, and (iii) renders the Grantee unable to carry out his or her Employment duties (collectively, a "Disability"). "Employment" means employment by the Grantee as an officer or employee of the Company, Atlas Energy Management, Inc., Atlas America, Inc. or any of their affiliates, as defined in the Plan, or by a consultant or joint venture partner who performs services for the Company or in furtherance of the Company's business.

(b) Notwithstanding any other provisions set forth herein or in the Plan, if the Grantee shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any of its affiliates, (ii) breach any covenant not to compete, or employment contract, with the Company or any of its affiliates, or (iii) engage in conduct that would warrant the Grantee's discharge from Employment for cause, the unexercised portion of the Option shall immediately terminate and become null and void.

4. Custody of Certificates. The Company shall retain custody of the certificates evidencing the Units subject to this Award until the units have become vested under paragraph 2. The Company shall deliver the certificates evidencing the Units subject to this Award promptly after the units have become vested in accordance with paragraph 2. With respect to any Units subject to this Award that are forfeited in accordance with paragraphs 2 and 3, Grantee hereby appoints the Secretary of the Company as its attorney to transfer any such forfeited shares on the books of the Company with full power of substitution in the premises. The Secretary of the Company shall use the authority granted under the preceding sentence to cancel any units that are forfeited under paragraphs 2 and 3.

5. Unitholder Rights. Subject to the provisions of the Plan and this Agreement, the holder thereof shall have all the rights of a unitholder of the Company with respect to the Units subject to this Award, including the right to vote such units and receive dividends thereon, from the Date of Grant.

6. Transferability. No Units subject to this Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered before they vest in accordance with paragraph 2. After such Award vests in accordance with paragraph 2, no sale or disposition of such units shall be made in the absence of an effective registration statement under the Securities Act with respect to such units unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained.

7. Withholding. The Company or any affiliate is authorized to withhold from any payment due or transfer made under this Grant or from any compensation or other amount owing to the Grantee, the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such award or other property) of any applicable taxes payable in respect of this Grant, the lapse of restrictions thereon, or any payment or transfer under this Grant or the Plan and to take such other action as may be necessary in the opinion of the Company or such affiliate to satisfy its withholding obligations for the payment of such taxes.

8. Terms and Conditions.

(a) This Grant is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Grant shall in all respects be interpreted in accordance with the Plan. By accepting this Grant, the Grantee hereby agrees to be bound by the interpretations and determinations of the Company with respect to this Grant and the Plan.

(b) The Company intends, but shall not be obligated, to register for sale under the Securities Act of 1933 (the "Securities Act") the Units acquirable pursuant to the Plan, and to keep such registration effective throughout the period any awards thereunder are in effect. In the absence of such effective registration or an available exemption from registration under the Securities Act, delivery of Units acquirable pursuant to this Grant shall be delayed until registration of such Units is effective or an exemption from registration under the Securities Act is available. In the event exemption from registration under the Securities Act is available, the Grantee (or the Grantee's estate or personal representative in the event of the Grantee's death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws. No sale or disposition of Units acquired pursuant to this Grant by the Grantee shall be made in the absence of an effective registration statement under the Securities Act with respect to such Units unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained.

9. Employment Not Affected. This Grant shall not be construed as giving the Grantee the right to continued Employment. Further, the Company or an affiliate may at any time dismiss the Grantee from Employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or this Grant.

10. Amendments. The Company may waive any conditions or rights under and amend any terms of this Grant, provided no change shall materially reduce the benefit to the Grantee without the consent of the Grantee.

11. Governing Law. The validity, construction, and effect of this Grant shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Award has been duly executed as of the Date of Grant.

Witness: ATLAS ENERGY RESOURCES, LLC

By:

Name: Lisa Washington

Title: Secretary

I hereby accept this Award, and I agree to be bound by the terms of the Plan and this Agreement. I further agree that all of the decisions and interpretations of the Company with respect thereto shall be final and binding.

Grantee:

Name: